Exhibit 99.1

DELTIC Timber Corporation

		NEWS RELEASE			210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE IMMEDIATELY			CONTACT:	Ken Mann	Clefton D. Vaughan
	February 15, 2007			Investor Relations	Public Relations
				(870) 881-6432	(870) 881-6407

Deltic Timber Corporation Elects New Board Members

EL DORADO, AR — Deltic Timber Corporation (NYSE – DEL) announced today the election of three new members to its Board of Directors, effective February 15, 2007.

Randolph C. Coley is a partner in the Houston office of the Atlanta-based firm, King & Spalding, LLP (“K&S”). Coley began his career at K&S in 1978. In 1996, he left K&S to join Morgan Keegan as Executive Managing Director and head of the Investment Banking Division. He returned to K&S in 1999 to help build its Houston office.

“Randy Coley’s many years in the legal and investment banking fields will be of great benefit to the Board’s roles of oversight and establishing strategic direction for the Company’s future growth. Randy is widely recognized as an expert in the field of Corporate Governance. He is a frequent lecturer on the Sarbanes-Oxley Act and its ramifications. We are proud to welcome him to our Board,” said Robert C. Nolan, Chairman of the Board of Directors.

Coley, 60, earned a BA in 1969 from Vanderbilt University and a JD from Vanderbilt in 1978.

David L. Lemmon was recruited to serve as President and CEO of Colonial Pipeline Company of Alpharetta, Georgia, in 1997, where he served until his retirement in 2006. Prior to joining Colonial, Lemmon enjoyed a 32-year career at Amoco Corporation, serving as President of Amoco Pipeline Company from 1990 to 1997. He also gained experience at other Amoco divisions and departments, including corporate planning, operations and maintenance, finance, and transportation. Lemmon has several years of experience as a director of publicly traded companies, having served on the boards of both Kirby Corporation and Pacific Energy Partners, where he was designated a “financial expert” on the Audit Committee.

“The businesses run by Dave Lemmon have been capital intensive and subject to commodity-driven supply and demand, not unlike Deltic’s core business,” Nolan said. “We look forward to his direction in business strategy. His expertise in the areas of environmental health and safety are documented.”

Lemmon, 65, is a 1965 graduate of the University of Utah, where he earned a BS in Accounting and Economics.

Robert Tudor III is CEO and partner in the newly formed boutique investment firm, Tudor, Pickering & Co., located in Houston, Texas. Tudor Pickering focuses its resources on the energy sector. Prior to the formation of Tudor Pickering, Tudor held various positions over a 19-year career with Goldman Sachs, including head of the Industrial and Natural Resources Group in London, England, and Managing Director of the Investment Banking Division of Goldman’s Houston office. In addition to advising corporate clients, Tudor also serves on a number of philanthropic and educational boards, including M. D. Anderson Hospital, Rice University, Houston Symphony, Houston Public Library, and the Gulf Coast Chapter of the United Way.

“Seldom is a director available whose history and abilities fit so extraordinarily well with a board assignment,” Nolan said recently. “Bobby Tudor is known personally and professionally by Deltic Timber and its Board since advising our former parent company on the spin-off of Deltic into an autonomous, publicly traded company. His familiarity with our business, plus his expertise in business transactions, capital formation, and investment banking will be valuable additions to our Board.”

A Louisiana native, Tudor, 48, attended Rice University on a basketball scholarship, where he earned a BA in 1982. He taught in Austria under a Fulbright Teaching Fellowship prior to returning to Louisiana, earning his JD from Tulane University in 1987.

Deltic also announced that two founding members of its Board are leaving. Alex R. Lieblong is leaving the Board effective February 15, 2007, as his other business interests have demanded more of his time and attention. John C. Shealy has decided to retire from the Board when his term as Director ends April 26, 2007.

“Alex Lieblong and John Shealy have served with honor and distinction and have provided invaluable guidance for Deltic during its first decade as a publicly traded company,” Nolan said. “They were here from the beginning, and each played an important role in the success that Deltic has achieved as an NYSE-listed company. We are grateful for their contributions, and we will miss them.”

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns over 438,000 acres of timberland, operates two sawmills, and is engaged in real estate development in Little Rock and Hot Springs, Arkansas.